Exhibit 99.1

Dorothy J. Bridges Joins U.S. Bancorp Board of Directors

MINNEAPOLIS, MN (July 17, 2018) – U.S. Bancorp announced today that its Board of Directors has elected Dorothy J. Bridges as a director of the company, effective October 15, 2018.

Ms. Bridges, 63, is the former Senior Vice President of Public Affairs, Outreach and Community Development of the Federal Reserve Bank of Minneapolis. Prior to joining the Federal Reserve Bank of Minneapolis, Ms. Bridges served as the President and Chief Executive Officer of City First Bank, a commercial bank providing financial services in low and moderate income communities, from 2008 until July 2011, and as President and Chief Executive Officer of Franklin National Bank, a Minneapolis commercial bank, from 1999 to 2008.

“Dorothy’s extensive experience in the banking industry, as a senior leader of a reserve bank and as the CEO of two commercial banks, gives her valuable industry and regulatory oversight expertise,” said Andy Cecere, chairman, president and CEO of U.S. Bancorp. “Additionally, through her experience as the senior leader in charge of public affairs, outreach and community development, and as the CEO of a commercial bank focusing on low and moderate income communities, Ms. Bridges brings to our Board invaluable expertise in understanding the needs of the individuals living in the communities we serve.”

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Contact:

Stacey Wempen, U.S. Bank Public Affairs & Communications

stacey.wempen@usbank.com | 612.303.7620

About U.S. Bank

U.S. Bancorp, with 74,000 employees and $460 billion in assets as of March 31, 2018, is the parent company of U.S. Bank, the fifth-largest bank in the United States. The Minneapolis-based bank blends its branch and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2018 World’s Most Ethical Company. Visit U.S. Bank online or follow on social media to stay up to date with company news.